Exhibit 10.6
SAILPOINT, INC.
OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK UNIT GRANT NOTICE

Pursuant to the terms and conditions of the SailPoint, Inc. Omnibus Incentive Plan, as amended from time to time (the “Plan”), SailPoint, Inc., a Delaware corporation (the “Company”), hereby grants to the individual listed below (“you” or the “Participant”) the number of Restricted Stock Units (the “RSUs”) set forth below. This award of RSUs (this “Award”) is subject to the terms and conditions set forth herein and in the Restricted Stock Unit Agreement attached hereto as Exhibit A (the “Agreement”) and the Plan, each of which is incorporated herein by reference. Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.

Type of Award:	Restricted Stock Units
Participant:	[●]
Date of Grant:	[●]
Total Number of RSUs:	[●]
Vesting Schedule:
Subject to Sections 2 and 5 of the Agreement, the Plan, and the other terms and conditions set forth herein, the RSUs shall vest [●], so long as you continuously provide services to the Company or an Affiliate from the Date of Grant through each applicable Vesting Date.

By your signature below, you agree to be bound by the terms and conditions of the Plan, the Agreement, and this Restricted Stock Unit Grant Notice (this “Grant Notice”). You acknowledge that you have reviewed the Agreement, the Plan, and this Grant Notice in their entirety and fully understand all provisions of the Agreement, the Plan, and this Grant Notice, and have had an opportunity to obtain the advice of counsel prior to executing this Grant Notice. You hereby agree to accept as binding, conclusive, and final all decisions or interpretations of the Committee regarding any questions or determinations arising under the Agreement, the Plan, or this Grant Notice. This Grant Notice may be executed in one or more counterparts (including portable document format (.pdf) and facsimile counterparts), each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

Notwithstanding any provision of this Grant Notice or the Agreement, if you have not executed and delivered to the Company this Grant Notice within 90 days following the Date of Grant, then this Award will terminate automatically without any further action by the Company and the RSUs will be forfeited without further notice and at no cost to the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Grant Notice to be executed by an officer thereunto duly authorized, and the Participant has executed this Grant Notice, effective for all purposes as provided above.

SAILPOINT, INC.

Name: Mark McClain
Title: Chief Executive Officer

PARTICIPANT

Name:

EXHIBIT A

RESTRICTED STOCK UNIT AGREEMENT

This Restricted Stock Unit Agreement (together with the Grant Notice to which this Agreement is attached and the Addendum A attached hereto, this “Agreement”) is made as of the Date of Grant set forth in the Grant Notice to which this Agreement is attached by and between SailPoint, Inc., a Delaware corporation (the “Company”), and [●] (the “Participant”). Capitalized terms used but not specifically defined herein shall have the meanings specified in the Plan or the Grant Notice.

1.Award. Effective as of the Date of Grant set forth in the Grant Notice (the “Date of Grant”), the Company hereby grants to the Participant the number of RSUs set forth in the Grant Notice on the terms and conditions set forth in the Grant Notice, this Agreement and the Plan, which is incorporated herein by reference as a part of this Agreement. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control. To the extent vested, each RSU represents the right to receive one Share, subject to the terms and conditions set forth in the Grant Notice, this Agreement and the Plan. Unless and until the RSUs have become vested in the manner set forth in Section 2, the Participant will have no right to receive any Shares or other payments in respect of the RSUs. Prior to settlement of this Award, the RSUs and this Award represent an unsecured obligation of the Company, payable only from the general assets of the Company.

2.Vesting of RSUs.
(a)Except as otherwise set forth in Sections 2 and 5, the RSUs shall vest in accordance with the vesting schedule set forth in the Grant Notice. Upon the Participant’s Termination of Service prior to the vesting of all of the RSUs (but after giving effect to any accelerated vesting pursuant to this Section 2), any unvested RSUs (and all rights arising from such RSUs and from being a holder thereof) will terminate automatically without any further action by the Company and will be forfeited without further notice and at no cost to the Company.
(b)Notwithstanding anything in the Grant Notice or the Plan to the contrary, subject to Section 10, upon a Change in Control, (i) if the RSUs are not assumed by the surviving entity in connection with such Change in Control, all RSUs shall immediately become vested as of the date of such Change in Control and (ii) if the RSUs are assumed by the surviving entity in connection with such Change in Control, upon the Participant’s Termination of Service by the Company or an Affiliate without Cause or by the Participant for Good Reason during the Change in Control Protection Period, all RSUs shall immediately become vested as of the date of such Termination of Service; provided, that such Termination of Service constitutes a “separation of service” within the meaning of Section 409A of the Code.
(c)For purposes of this Agreement:
(i)“Change in Control Protection Period” means, with respect to a Change in Control, the period commencing on the date that is three months prior to the date on which such Change in Control is consummated and ending on the date that is 12 months after the date on which such Change in Control is consummated; and
(ii)“Good Reason” means, with respect to the Participant’s Termination of Service, (A) in the case where there is no employment agreement, offer letter, consulting agreement, severance agreement or plan, change in control agreement, or similar agreement or plan in effect between the Company or its Affiliates and the Participant at the time of the Termination of Service (or where there is such an agreement or plan in effect, but it does not define “good reason” (or words of like import)), the occurrence of any of the following events without the written consent of the Participant: (1) a material diminution in the Participant’s base salary except for across-the-board salary reductions not to exceed 10% based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; (2) the Company’s failure to pay any material incentive compensation to which the Participant is actually entitled under a written agreement with the Company; (3) a material diminution in the Participant’s job responsibilities so as to constitute a de facto demotion (other than a mere change in title or reporting relationship effected in connection with the integration of the operations of the Company into the operations of an acquirer in connection with a Change in Control) or (4) the relocation of the geographic location of the Participant’s principal place of employment by more than 25 miles from the location of the Participant’s principal place of employment as of the Date of Grant; (B) in the case where there is an employment agreement, offer letter, consulting agreement, severance agreement or plan, change in control agreement or similar agreement or plan in effect between the Company or any Affiliate and the Participant at the time of the Termination of Service that defines “good reason” (or words of like import), “good reason” as defined under such agreement or plan. Notwithstanding the foregoing provisions of this definition or any other provision of the Plan to the contrary, any assertion by the Participant of a termination for Good Reason shall not be effective unless all of the following conditions are satisfied: (x) such Participant must provide written notice to the Company of the existence of such condition(s) within 30 days after the initial occurrence of such condition(s); (y) the condition(s) specified in such notice must remain uncorrected for 30 days following the Company’s receipt of such written notice; and (z) the date of such Participant’s termination of employment must occur within 90 days after the initial occurrence of the condition(s) specified in such notice.

3.Dividend Equivalent Rights. In the event that the Company declares and pays a regular cash dividend in respect of its outstanding Shares (which, for clarity, does not include any extraordinary cash dividend), and, on the record date for such dividend, the Participant holds RSUs granted pursuant to this Agreement that have not been settled, the Company shall record in a bookkeeping account an amount equal to the cash dividends the Participant would have received if the Participant was the holder of record, as of such record date, of a number of Shares equal to the number of RSUs held by the Participant that have not been settled as of such record date (the “Dividend Equivalent Rights”).

The Dividend Equivalent Rights will be settled in no event later than 30 days after the payment of such dividend to shareholders generally to which the Dividend Equivalent Rights relate. For purposes of clarity, if any of the RSUs are forfeited by the Participant pursuant to the terms of this Agreement, then the Participant shall also forfeit the Dividend Equivalent Rights, if any, accrued with respect to such forfeited RSUs. No interest will accrue on the Dividend Equivalent Rights between the declaration and payment of the applicable dividends and the settlement of the Dividend Equivalent Rights.

4.Settlement of RSUs. As soon as administratively practicable following the vesting of RSUs pursuant to Section 2, but in no event later than 60 days after such vesting date, the Company shall deliver to the Participant a number of Shares equal to the number of RSUs subject to this Award. All Shares issued hereunder shall be delivered either by delivering one or more certificates for such Shares to the Participant or by entering such Shares in book-entry form, as determined by the Committee in its sole discretion. The value of Shares shall not bear any interest owing to the passage of time. Neither this Section 4 nor any action taken pursuant to or in accordance with this Agreement shall be construed to create a trust or a funded or secured obligation of any kind.

5.Restrictive Covenants.
(a)The Participant acknowledges and agrees that the Participant’s rights with respect to this Award are expressly conditioned upon the Participant’s compliance with the restrictive covenants (including, without limitation, any confidentiality, intellectual property, non-competition, non-solicitation, non-disparagement) that the Participant is bound to in respect of the Company or any of its Affiliates (collectively, the “Restrictive Covenants”), the provisions of which are hereby incorporated by reference herein.
(b)Notwithstanding any provision in this Agreement or the Plan to the contrary, in the event the Committee determines that the Participant has failed to abide by any of the Restrictive Covenants, then:
(i)all RSUs that have not been settled as of the date of such determination (and all rights arising from such RSUs and from being a holder thereof) will terminate automatically without any further action by the Company and will be forfeited without further notice and at no cost to the Company; and
(ii)the Participant shall, within 30 days following the Participant’s receipt of a written notice from the Company, pay to the Company a cash amount equal to the Fair Market Value of any Shares previously received by the Participant pursuant to the settlement of the RSUs as of the date of receipt of such Shares.

6.Tax Withholding.
(a)Any applicable federal, state, local and foreign taxes (including the employee portion of any FICA obligation, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable or deemed applicable to the Participant) (“Withholding Obligation”) arising with respect to the RSUs and all other Awards (as defined in the Plan), if any, that may be granted to the

Participant under the Plan in the future (collectively, the “Subject Awards”) are the sole responsibility of the Participant. Any Withholding Obligation that arises as a result of the payment of cash amounts pursuant to the Dividend Equivalent Right set forth in Section 3 shall be withheld by the Company or an Affiliate in cash from the amounts paid. Any Withholding Obligation that arises as a result of the settlement of any vested Subject Awards held by the Participant through the issuance of Shares pursuant to the Plan shall be settled pursuant to Section 6(b). The Company shall not be obligated to deliver any certificate representing Shares issuable with respect to any Subject Awards held by the Participant to, or to cause any such Shares to be held in book-entry form by, the Participant (or the legal representative of the estate of the Participant, if applicable) unless and until the Participant (or the legal representative of the estate of the Participant, if applicable) shall have paid or otherwise satisfied in full the Withholding Obligation.
(b)The Participant acknowledges that the Participant entered into a SailPoint Inc. Rule 10b5-1 Plan. For the avoidance of doubt, by accepting this Agreement, the Participant hereby agrees, effective on the Date of Grant, to sell Shares held by the Participant pursuant to any Award Agreement between the Company and the Participant in an amount and at such time as is determined in accordance with this Section 6(b), and to allow the Agent (as defined below) to remit the cash proceeds of such sales to the Company as more specifically set forth below (a “Sell to Cover”) to permit the Participant to satisfy the Withholding Obligation and further acknowledges and agrees to the following provisions:
(i)the Participant hereby irrevocably appoints the Company’s designated broker E*TRADE, or such other broker as the Company may select, as the Participant’s agent (the “Agent”), and authorizes and directs the Agent to:
(1)Sell on the open market at the then prevailing market price(s), on Participant’s behalf, as soon as practicable on or after the delivery of Shares in settlement of vested Subject Awards held by the Participant, the number (rounded up to the next whole number) of Shares sufficient to generate proceeds to cover (A) the satisfaction of the Withholding Obligation arising from the settlement of the vested Subject Awards and (B) all applicable fees and commissions due to, or required to be collected by, the Agent with respect thereto;
(2)Remit directly to the Company the proceeds necessary to satisfy the Withholding Obligation;
(3)Retain the amount required to cover all applicable fees and commissions due to, or required to be collected by, the Agent relating directly to the sale; and
(4)Deposit any remaining funds in the Participant’s account.
(ii) The Participant hereby authorizes the Company and the Agent to cooperate and communicate with one another to determine the number of Shares that must be sold pursuant to this Section 6(b) to satisfy the Withholding Obligation.
(iii)The Participant acknowledges that the Agent is under no obligation to arrange for the sale of Shares at any particular price in execution of a Sell to Cover and that the Agent may effect sales as provided in this Section

6(b) in one or more sales and that the average price for executions resulting from bunched orders may be assigned to the Participant’s account. In addition, the Participant acknowledges that it may not be possible to sell Shares as provided for in this Section 6(b) and in the event of the Agent’s inability to sell Shares, the Participant will continue to be responsible for the Withholding Obligation.
(iv)The Participant hereby agrees to execute and deliver to the Agent any other agreements or documents as the Agent reasonably deems necessary or appropriate to carry out the purposes and intent of this Section 6(b). The Agent is a third-party beneficiary of this Section 6(b).
(c)The Participant is ultimately liable and responsible for the Withholding Obligation, regardless of any action the Company takes with respect to the Withholding Obligation. The Company makes no representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or settlement of any Subject Awards held by the Participant or the subsequent sale of Shares. The Company does not commit and is under no obligation to structure the Subject Awards to reduce or eliminate the Participant’s tax liability.
(d)The Participant acknowledges that there may be adverse tax consequences upon the receipt, vesting or settlement of Subject Awards held by the Participant or disposition of the underlying Shares and that the Participant has been advised, and hereby is advised, to consult a tax advisor. The Participant represents that the Participant is in no manner relying on the Board, the Committee, the Company or an Affiliate or any of their respective managers, directors, officers, employees or authorized representatives (including attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) for tax advice or an assessment of such tax consequences.

7.Non-Transferability. During the lifetime of the Participant, the RSUs may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, unless and until the Shares underlying the RSUs have been issued, and all restrictions applicable to such Shares have lapsed. Neither the RSUs nor any interest or right therein shall be liable for the debts, contracts or engagements of the Participant or the Participant’s successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means, whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.

8.Compliance with Applicable Law. Notwithstanding any provision of this Agreement to the contrary, the issuance of Shares hereunder will be subject to compliance with all applicable requirements of Applicable Law. No Shares will be issued hereunder if such issuance would constitute a violation of any Applicable Law. In addition, Shares will not be issued hereunder unless (a) a registration statement under the Securities Act is in effect at the time of such issuance with respect to the Shares to be issued or (b) in the opinion of legal counsel to the Company, the Shares to be issued are permitted to be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary for the lawful issuance and sale of any Shares hereunder will relieve the Company of any liability in respect of the failure to issue such Shares as to which such requisite authority has not been obtained. As a condition to any issuance of Shares hereunder, the Company may require the Participant to satisfy any requirements that may be necessary or appropriate to evidence compliance with any Applicable Law and to make any representation or warranty with respect to such compliance as may be requested by the Company.

9.Rights as a Stockholder. The Participant shall have no rights as a stockholder of the Company with respect to any Shares that may become deliverable hereunder unless and until the Participant has become the holder of record of such Shares, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of any such Shares, except as otherwise specifically provided for in the Plan or this Agreement.

10.Execution of Receipts and Releases. Any issuance or transfer of Shares or other property to the Participant or the Participant’s legal representative, heir, legatee or distributee, in accordance with this Agreement shall be in full satisfaction of all claims of such Person hereunder. As a condition precedent to such payment or issuance, the Company may require the Participant or the Participant’s legal representative, heir, legatee or distributee to execute (and not revoke within any time provided to do so) a release and receipt therefor in such form as it shall determine appropriate; provided, that any review period under such release will not modify the date of settlement with respect to vested RSUs.

11.No Right to Continued Employment, Service or Awards. Nothing in the adoption of the Plan, nor the award of the RSUs thereunder pursuant to the Grant Notice and this Agreement, shall confer upon the Participant the right to continued employment by, or a continued service relationship with, the Company or any Affiliate, or any other entity, or affect in any way the right of the Company or any such Affiliate, or any other entity to terminate such employment or other service relationship at any time. Unless otherwise provided in a written employment agreement or by Applicable Law, the Participant’s employment by the Company, or any such Affiliate, or any other entity shall be on an at-will basis, and the employment relationship may be terminated at any time by either the Participant or the Company, or any such Affiliate, or other entity for any or no reason whatsoever, with or without Cause or notice. Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee or its delegate, and such determination shall be final, conclusive and binding for all purposes. The grant of the RSUs is a one-time benefit that was made at the sole discretion of the Company and does not create any contractual or other right to receive a grant of Awards or benefits in the future in lieu of Awards in the future, including any adjustment to wages, overtime, benefits or other compensation. Any future Awards will be granted at the sole discretion of the Company.

12.Legal and Equitable Remedies. The Participant acknowledges that a violation or attempted breach of any of the Participant’s covenants and agreements in this Agreement will cause such damage as will be irreparable, the exact amount of which would be difficult to ascertain and for which there will be no adequate remedy at law, and accordingly, the parties hereto agree that the Company and its Affiliates shall be entitled as a matter of right to an injunction issued by any court of competent jurisdiction, restraining the Participant or the affiliates, partners or agents of the Participant from such breach or attempted violation of such covenants and agreements, as well as to recover from the Participant any and all costs and expenses sustained or incurred by the Company or any Affiliate in obtaining such an injunction, including reasonable attorneys’ fees. The parties to this Agreement agree that no bond or other security shall be required in connection with such injunction. Any exercise by either of the parties to this Agreement of its rights pursuant to this Section 12 shall be cumulative and in addition to any other remedies to which such party may be entitled.

13.Notices. All notices and other communications under this Agreement shall be in writing and shall be delivered to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company, unless otherwise designated by the Company in a written notice to the Participant (or other holder):
SailPoint, Inc.Attn: Legal Department
11120 Four Points Drive, Suite 100
Austin, TX 78726

If to the Participant, at the Participant’s last known address on file with the Company.
Any notice that is delivered personally or by overnight courier or telecopier in the manner provided herein shall be deemed to have been duly given to the Participant when it is mailed by the Company or, if such notice is not mailed to the Participant, upon receipt by the Participant. Any notice that is addressed and mailed in the manner herein provided shall be conclusively presumed to have been given to the party to whom it is addressed at the close of business, local time of the recipient, on the fourth day after the day it is so placed in the mail.

14.Consent to Electronic Delivery; Electronic Signature. In lieu of receiving documents in paper format, the Participant agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports and all other forms of communications) in connection with this and any other Award made or offered by the Company. Electronic delivery may be via a Company electronic mail system or by reference to a location on a Company intranet to which the Participant has access, or to the Participant’s account with the Company’s equity plan administrator. The Participant hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may be required to deliver, and agrees that the Participant’s electronic signature is the same as, and shall have the same force and effect as, the Participant’s manual signature.
15.Agreement to Furnish Information. The Participant agrees to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirement imposed upon the Company by or under any Applicable Law.

16.Entire Agreement; Amendment. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the RSUs granted hereby; provided¸ however, that the terms of this Agreement shall not modify and shall be subject to the terms and conditions of any employment, consulting and/or severance agreement between the Company (or an Affiliate or other entity) and the Participant in effect as of the date a determination is to be made under this Agreement. Without limiting the scope of the preceding sentence, except as provided therein, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect. The Committee may, in its sole discretion, amend this Agreement from time to time in any manner that is not inconsistent with the Plan; provided, however, that except as otherwise provided in the Plan or this Agreement, any such amendment that materially reduces the rights of the Participant shall be effective only if it is in writing and signed by both the Participant and an authorized officer of the Company.
17.Severability and Waiver. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of such provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect. Waiver by any party of any breach of this Agreement or failure to exercise any right hereunder shall not be deemed to be a waiver of any other breach or right. The failure of any party to take action by reason of such breach or to exercise any such right shall not deprive the party of the right to take action at any time while or after such breach or condition giving rise to such rights continues.
18.Company Recoupment of Awards. The Participant’s rights with respect to this Award shall in all events be subject to (a) any right that the Company may have under any Company recoupment or clawback policy or other agreement or arrangement with the Participant, and (b) any right or obligation that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Exchange Act and any applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission or any other Applicable Law. The Participant’s acceptance of this Award will constitute the Participant’s acknowledgment of and consent to the Company’s application, implementation and enforcement of any Company recoupment, clawback or similar policy that may apply to the Participant and this Award, whether adopted before or after the Date of Grant (whether though clawback, cancellation, recoupment, rescission, payback, reduction or other similar action in accordance therewith) and any Applicable Law relating to clawback, cancellation, recoupment, rescission, payback or reduction of compensation or other similar action, and the Participant’s agreement that the Company may take any actions that may be necessary to effectuate any such policy or Applicable Law, without further consideration or action.
19.Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of DELAWARE applicable to contracts made and to be performed therein, exclusive of the conflict of laws provisions of DELAWARE LAW. With respect To any claim or dispute related to or arising under THIS AGREEMENT OR the Plan, the Company and THE Participant consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in TRAVIS COUNTY, Texas.

20.Successors and Assigns. The Company may assign any of its rights under this Agreement without the Participant’s consent. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein and in the Plan, this Agreement will be binding upon the Participant and the Participant’s beneficiaries, executors, administrators and the Person(s) to whom the RSUs may be transferred by will or the laws of descent or distribution.
21.Headings; References; Interpretation. Headings are for convenience only and are not deemed to be part of this Agreement. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, and not to any particular provision of this Agreement. All references herein to Sections shall, unless the context requires a different construction, be deemed to be references to the Sections of this Agreement. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” All references to “including” shall be construed as meaning “including without limitation.” Unless the context requires otherwise, all references herein to a law, agreement, instrument or other document shall be deemed to refer to such law, agreement, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof. All references to “dollars” or “$” in this Agreement refer to United States dollars. Whenever the context may require, the singular form of nouns and pronouns shall include the plural and vice versa. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.
22.Counterparts. The Grant Notice may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Delivery of an executed counterpart of the Grant Notice by facsimile or portable document format (.pdf) attachment to electronic mail or via electronic acceptance in accordance with Section 14 shall be effective as delivery of a manually executed counterpart of the Grant Notice.
23.Section 409A. The Plan, this Agreement and the RSUs are intended to comply with or be exempt from the applicable requirements of Section 409A of the Code and shall be limited, construed, and interpreted in accordance with such intent. Notwithstanding any contrary provision in the Plan or this Agreement, any payment(s) of “nonqualified deferred compensation” (within the meaning of Section 409A of the Code) that are otherwise required to be made under the Plan or this Agreement to a “specified employee” (as defined under Section 409A of the Code) as a result of such employee’s separation from service (other than a payment that is not subject to Section 409A of the Code) shall be delayed for the first six months following such separation from service (or, if earlier, until the date of death of the specified employee) and shall instead be paid (in a manner set forth in this Agreement) upon expiration of such delay period. Notwithstanding the foregoing, the Company and its Affiliates make no representations that the RSUs provided under this Agreement are exempt from or compliant with Section 409A of the Code and in no event shall the Company or any Affiliate be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A of the Code.

24.Country-Specific Terms. Notwithstanding anything to the contrary herein, the Award shall be subject to the Country-Specific Terms attached hereto as Addendum A. In addition, if the Participant relocates to, or becomes a resident of, one of the countries included in the Country-Specific Terms, the additional terms and conditions for such country will apply to the Participant to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Country-Specific Terms constitute part of this Agreement and are incorporated herein by reference.

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ADDENDUM A TO THE RESTRICTED STOCK UNIT AGREEMENT
COUNTRY-SPECIFIC TERMS
FOR PARTICIPANTS OUTSIDE THE U.S.

Capitalized terms, unless explicitly defined in this Addendum A, shall have the meanings given to them in the Plan or the Restricted Stock Unit Agreement.

Terms and Conditions
This Addendum A includes terms and conditions that govern the RSUs if the Participant resides and/or works in one of the countries listed below. If the Participant is a citizen or resident (or is considered as such for local law purposes) of a country other than the country in which the Participant is currently residing and/or working, or if the Participant transfers employment or residency to another country after the Date of Grant, the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to the Participant.

Notifications
This Addendum A also includes information regarding securities, exchange control, tax and certain other issues of which the Participant should be aware with respect to his or her participation in the Plan. The information is based on the securities, exchange control, tax and other laws in effect in the respective countries as of January 2025. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the information contained herein as the only source of information relating to the consequences of his or her participation in the Plan because the information may be out of date at the time the Participant acquires, sells or otherwise disposes of the Shares. In addition, the information is general in nature and may not apply to the Participant’s particular situation, and the Company is not in a position to assure the Participant of any particular result. Therefore, the Participant should seek appropriate professional advice as to how the relevant laws in his or her country may apply to the Participant’s individual situation.

If the Participant is a citizen or resident (or is considered as such for local tax purposes) of a country other than the country in which he or she is currently residing and/or working, or if the Participant transfers employment and/or residency to another country after the Date of Grant, the information contained herein may not be applicable to the Participant in the same manner.

ALL COUNTRIES

Nature of Grant. In accepting the Award, the Participant acknowledges, understands and agrees that:
(a)the Plan is established voluntarily by the Company, is discretionary in nature and may be modified, amended, suspended, or terminated by the Company at any time, to the extent permitted by the Plan;
(b) Plan is operated and the RSUs are granted solely by the Company and only the Company is a party to this Agreement; accordingly, any rights the Participant may have under this Agreement may be raised only against the Company, but not any Affiliate of the Company (including, but not limited to, the Affiliate that employs the Participant (the “Employer”));
(c)no subsidiary or Affiliate of the Company (including, but not limited to, the Employer) has any obligation to make any payment of any kind to me under this Agreement;
(d)the Participant’s participation in the Plan is voluntary;
(e)the future value of the Shares underlying the Award is unknown, indeterminable and cannot be predicted with certainty;
(f)no claim or entitlement to compensation or damages shall arise from forfeiture of any portion of this Award resulting from the application of any clawback or Participant’s Termination of Service (for any reason whatsoever and regardless of whether later found to be invalid or in breach of Applicable Law in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any);
(g)for purposes of the Award, the Participant’s employment relationship will be considered terminated as of the date the Participant is no longer actively providing services to the Company or any Affiliate (regardless of the reason for such termination and whether or not later found to be invalid or in breach of Applicable Law in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any) and, unless otherwise expressly provided in this Agreement or determined by the Company, the Participant’s right to vest in the Award, if any, will terminate effective as of such date and will not be extended by any notice period (e.g., the Participant’s period of employment would not include any contractual notice period or any period of “garden leave” or similar period mandated under the Applicable Law in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any); the Committee shall have the exclusive discretion to determine when the Participant is no longer actively providing services for purposes of the Award (including whether the Participant may still be considered to be providing services while on a leave of absence);
(h)unless otherwise provided in the Plan or by the Company in its discretion, the Award and the benefits under the Plan evidenced by this Agreement do not create any entitlement to have this Award or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and
(i)neither the Company, the Employer, nor any other Affiliate shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the

U.S. Dollar that may affect the value of the Award or of any amounts due to the Participant pursuant to the Award or the subsequent sale of any Shares acquired under the Plan.
Data Privacy Information and Consent.

(a)Data Collection and Usage. The Company collects, processes and uses personal data about the Participant, including, but not limited to, the Participant’s name, home address, telephone number and e-mail address, date of birth, social insurance number, passport number or other identification number, salary, nationality, job title, any equity or directorships held in the Company and its Affiliates, details of all RSUs or any other entitlement to equity awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor (“Data”), which the Company receives from the Participant or the Employer. Pursuant to the Company’s legitimate business interest in this Agreement, to which the Participant is a party, and in order to implement, administer, and manage the Plan, it is necessary for the Company to process the Data, as described in this Agreement. If the Company is not able to collect and process such Data, it would not be possible for the Company to perform its obligations under the Plan and may affect the Participant’s ability to participate in the Plan.
(b)Stock Plan Service Providers. The Company may transfer Data to the Agent, a stock plan service provider designated by the Company, which is assisting the Company with the implementation, administration and management of the Plan and certain other service providers, including the Company’s outside legal counsel or auditor. The Company may select a different service provider and share Data with such other provider serving in a similar manner. The Participant may be asked to agree on separate terms and data processing practices with the service provider, with such agreement being a condition to the ability to participate in the Plan. As such, by participating in the Plan, the Participant acknowledges the collection, use, processing and transfer of Data and with respect to the limited transfer to the stock plan service providers, consents to the transfer of Data as described herein.
(c)International Data Transfers. The Company and its service providers are based in the United States. The Participant’s country or jurisdiction may have different data privacy laws and protections than the United States. The Company’s legal basis, where required, for the transfer of Data is the Participant’s consent.
(d)Data Retention. The Company will hold and use the Data only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax and security laws. When the Company no longer needs the Participant’s Data, the Company will remove it from its systems to the fullest extent practicable. If the Company keeps Data longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis would be compliance with the relevant laws or regulations.
(e)Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and the Participant is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke his or her consent, the Participant’s salary from or employment with the Employer will not be affected; the only consequence of refusing or withdrawing the Participant’s consent is that the Company would not be able to offer RSUs to the Participant or administer or maintain his or her participation in the Plan.

(f)Data Subject Rights. The Participant may have a number of rights under data privacy laws in his or her jurisdiction. Depending on where the Participant is based, such rights may include:
i.Right of Access and Rectification. The Participant has the right to access his or her Data in the Company’s possession and correct any errors. The Company will notify each third party who has received the Data of the corrected information.
ii.Right to Erasure. The Participant has the right to have his or her Data erased from the Company’s systems if it is no longer necessary in relation to the purposes for which it was collected or processed. At the Participant’s request, if the Company made certain data public (with the Participant’s consent), the Company will take reasonable steps to inform controllers that the Participant requested erasure of any links to, or copies of, that Data.
iii.Right to Data Portability. The Participant has the right to receive back the Data that the Participant provided to the Company, if the Company processed the Data by automated means. The Participant will receive the Data in a machine-readable format, and the Company will assist the Participant in the transmission of the Data to another Company if it is technically feasible.
iv.Right to File a Complaint. The Participant has the right to file a complaint with the Company or with a supervisory authority.

To receive clarification regarding these rights or to exercise these rights, the Participant understands that he or she can contact privacy@sailpoint.com.

Language. The Participant acknowledges that the Participant is proficient in the English language, or has consulted with an advisor who is proficient in the English language, so as to enable the Participant to understand the provisions of this Agreement and the Plan. If the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control, unless otherwise required by applicable law.

Insider Trading Restrictions/Market Abuse Laws. The Participant acknowledges that the Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions including, but not limited to, the United States and the Participant’s country of residence, which may affect the Participant’s ability to accept, acquire, sell or otherwise dispose of Shares, rights to Shares (e.g., RSUs) or rights linked to the value of Shares during such times the Participant is considered to have “inside information” regarding the Company as defined in the laws or regulations in the applicable jurisdictions. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Participant acknowledges that it is his or her responsibility to comply with any restrictions and the Participant should consult his or her personal advisor on this matter.

Foreign Asset / Account or Tax Reporting and Exchange Control Obligations. The Participant may be subject to certain foreign asset / account or tax reporting requirements and/or exchange control restrictions, reporting requirements or repatriation obligations related to the Award and participation in the Plan. Such requirements and restrictions may be triggered by the grant of the Award, the opening of a brokerage account in connection with the Plan, the acquisition of Shares or dividends paid on the Shares or cash proceeds from the sale of the

Shares, or other activities or transactions related to the Plan. The Participant acknowledges that it is his or her responsibility to be compliant with any applicable requirements, and the Participant should consult his or her personal legal advisor with any questions about such requirements.

Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the RSU and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require me to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

AUSTRALIA
Notifications

Securities Law Information. The grant of the RSUs is being made pursuant to Division 1A, Part 7.12 of the Corporations Act 2001 (Cth).

Tax Notification. The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies (subject to conditions in the Act).

Exchange Control Information. Exchange control reporting is required for cash transactions exceeding AUD 10,000 and international fund transfers. The Australian bank assisting with the transaction will file the report. If there is no Australian bank involved in the transfer, the Participant personally will be required to file the report. The Participant should consult with the Participant’s personal advisor(s) regarding any personal legal, regulatory or foreign exchange obligations Participant may have in connection with Participant’s participation in the Plan.

BELGIUM
Notifications

Foreign Asset/Account Reporting Information. Belgian residents are required to report any security (e.g., Shares acquired under the Plan) or bank account established outside of Belgium on their personal annual tax return. In a separate report, Belgian residents also are required to provide a central contact point of the National Bank of Belgium with the account number of those foreign bank accounts, the name of the bank with which the accounts were opened and the country in which they were opened in a separate report. This report, as well as additional information on how to complete it, can be found on the website of the National Bank of Belgium, www.nbb.be, under the Kredietcentrales / Centrales des credits caption. The Participant should consult with the Participant’s personal advisor(s) regarding any personal foreign asset/foreign account tax obligations Participant may have in connection with the Participant’s participation in the Plan.
BRAZIL

Terms and Conditions

Labor Law Policy and Acknowledgment. The following provision supplements the Nature of Grant section of this Addendum A:

By accepting the RSUs, the Participant acknowledges, understands and agrees that (a) the Participant is making an investment decision, and (b) the value of the underlying Shares is not fixed and may increase or decrease over the vesting period without compensation to the Participant.

Further, the Participant acknowledges, understands and agrees that, for all legal purposes, (a) any benefits provided to the Participant under the Plan are unrelated to the Participant’s employment or other service; (b) the Plan is not a part of the terms and conditions of the Participant’s employment or other service; and (c) the income from the Participant’s participation in the Plan, if any, is not part of the Participant’s remuneration from employment or other service.

Compliance with Law. By accepting the RSUs, the Participant agrees to comply with applicable Brazilian laws and to report and pay applicable Withholding Obligations associated with the vesting of the RSUs or the subsequent sale of the Shares acquired under the Plan.

Notifications

Exchange Control Information. If the Participant is resident or domiciled in Brazil, the Participant will be required to submit an annual declaration of assets and rights held outside of Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights is equal to or greater than US$1,000,000 as of December 31 of that year. Quarterly reporting is required if such amount exceeds US$100,000,000. Assets and rights that must be reported include Shares acquired under the Plan. The Participant should consult with the Participant’s personal advisor(s) regarding any personal legal, regulatory or foreign exchange obligations the Participant may have in connection with the Participant’s participation in the Plan.

CANADA

Terms and Conditions

Settlement of Award. Notwithstanding anything in the Agreement or any discretion retained in the Plan to the contrary, the Award shall be settled in Shares only (and shall not be settled in cash).

Termination of Service. The following provision replaces paragraph (g) of the Nature of Grant section of this Addendum A:

For purposes of this Agreement, in the event of termination of the Participant’s employment (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any), the Participant’s employment shall be considered terminated effective as of the date that is the earliest of (i) the date on which the Participant’s employment is terminated, (ii) the date on which the Participant receives notice of termination, and (iii) the date on which the Participant is no longer actively providing services to the Company or any Affiliate, regardless of any notice period or period of pay in lieu of such notice required under applicable employment law. The Committee shall have the exclusive discretion to determine when the Participant is no longer actively providing services for purposes of the RSUs (including whether the Participant may still be considered to be providing services while on a leave of absence). For greater certainty, the Participant will not earn or be entitled to any pro-rated vesting for that portion of time before the date on which the Participant’s right to vest in the RSUs terminates, nor will Participant be entitled to any compensation for lost vesting.

Notwithstanding the foregoing, if applicable employment standards legislation explicitly requires continued entitlement to vesting during a statutory notice period, the Participant’s right to vest in the RSUs, if any, will terminate effective as of the last day of the Participant’s minimum statutory notice period, but the Participant will not earn or be entitled to pro-rated vesting if the vesting date falls after the end of the Participant’s statutory notice period, nor will the Participant be entitled to any compensation for lost vesting.

The following provisions are applicable to Participants in Quebec:

Language: A French translation of the Plan and the Agreement will be made available to the Participant upon written request. Unless the Participant indicates otherwise, the French translation of the Plan and the Agreement will govern the Participant’s participation in the Plan.

Langue. Une traduction française du Régime et de la Convention sera mise à votre disposition du Participant sur demande écrite. À moins que vous n’indiquiez le contraire, la traduction française du Régime et de la Convention régira votre participation au Régime.

Data Privacy. The Participant hereby authorizes the Company and the Company’s designees to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. The Participant further authorizes the Company and its Affiliates to disclose and discuss the Plan with their advisors and to record all relevant information and keep such information in the Participant’s employee file. The Participant acknowledges and agrees that the Participant’s personal information, including sensitive personal information, may be transferred or disclosed outside of the province of Quebec, including to the United States. Finally, the Participant acknowledges and authorizes the Company and other parties involved in the administration of the Plan to use technology for profiling purposes and to make automated decisions that may have an impact on the Participant or the administration of the Plan.

Notifications

Securities Law Information. The Participant is permitted to sell Shares acquired upon the vesting and settlement of the RSUs through the Agent appointed under the Plan, if any, provided the resale of Shares acquired under the Plan takes place outside of Canada through the facilities of a stock exchange on which the Shares are listed. The Shares are currently listed on the Nasdaq Global Select Market.

Foreign Asset/Account Reporting Information. Specified foreign property, including the RSUs, Shares acquired under the Plan, and other rights to receive shares of a non-Canadian company held by a Canadian resident generally must be reported annually on a Form T1135 (Foreign Income Verification Statement) if the total cost of the foreign property exceeds C$100,000 at any time during the year. Thus, the unvested portion of the Award must be reported – generally at a nil cost – if the C$100,000 cost threshold is exceeded because the Participant holds other specified foreign property. When Shares are acquired, their cost generally is the adjusted cost base (the “ACB”) of the Shares. The ACB ordinarily will equal the fair market value of the Shares at the time of acquisition, but if the Participant owns other Shares, the ACB may need to be averaged with the ACB of the other Shares. The Participant should consult with the Participant’s personal advisor(s) regarding any personal foreign asset/foreign account tax obligations the Participant may have in connection with the Participant’s participation in the Plan.

CHILE

Notifications

Securities Law Information. The Award constitutes a private offering of securities in Chile effective as of the Date of Grant, and is expressly subject to general ruling N° 336 of the Chilean Commission for the Financial Market (“CMF”). The Award refers to securities not registered at the securities registry or at the foreign securities registry of the CMF, and, therefore, such securities is not subject to oversight of the CMF. Given that the Shares underlying the Award are not registered in Chile, the Company is not required to provide public information about the Award or the Shares in Chile. Unless the Award and/or the Shares are registered with the CMF, a public offering of such securities cannot be made in Chile.

FRANCE

Terms and Conditions

Language Consent. By signing and returning or by otherwise accepting this Agreement, the Participant confirms having read and understood the documents relating to the RSUs (the Plan and this Agreement) which were provided to the Participant in the English language. The Participant accepts the terms of these documents accordingly.

Consentement Relatif à la Langue Utilisée. En signant et renvoyant, ou en acceptant par tout autre moyen le Contrat, le Participant confirme ainsi avoir lu et compris les documents relatifs aux unités d’actions restreintes « RSUs » dont le règlement interviendra en numéraire (le Plan et le Contrat) qui ont été fournis au Participant en langue anglaise. Le Participant accepte les termes de ces documents en conséquence.

Notifications

Exchange Control Information. French residents must report the value of any cash or securities imported to or exported from France without the use of a financial institution to the customs and excise authorities when the value of such cash or securities is equal to or greater than a certain amount. The Participant should consult with the Participant’s personal advisor(s) regarding any exchange control obligations the Participant may have in connection with the Participant’s participation in the Plan.

GERMANY

Exchange Control Information. Cross-border payments in excess of €50,000 must be reported to the German Federal Bank (Bundesbank). If the Participant otherwise makes or receives a payment in excess of this amount (e.g., if the Participant sells Shares via a foreign broker, bank or service provider and receives proceeds in excess of this amount, and/or if the Employer withholds or sells Shares with a value in excess of this amount to cover Withholding Obligations), the Participant must report the payment to Bundesbank electronically using the “General Statistics Reporting Portal” (“Allgemeines Meldeportal Statistik”) available via Bundesbank’s website (www.bundesbank.de) or via such other method (e.g., by email or telephone), as is permitted or required by Bundesbank. The report must be submitted monthly or within other such other timeframe as is permitted or required by Bundesbank. The Participant should consult with the Participant’s personal advisor(s) regarding any personal legal, regulatory or foreign exchange obligations the Participant may have in connection with the Participant’s participation in the Plan.

Foreign Asset/Account Reporting Information. German residents must notify their local tax office of the acquisition of Shares when they file their personal income tax returns for the relevant year if the value of the Shares acquired exceeds €150,000 or in the unlikely event that the resident holds Shares exceeding 10% of the Company’s total Shares outstanding. However, provided the Shares are listed on a recognized U.S. stock exchange and you own less than 1% of the total Shares, this requirement will not apply even if Shares with a value exceeding €150,000 are acquired. The Participant should consult with the Participant’s personal advisor(s) regarding any personal foreign asset/foreign account tax obligations the Participant may have in connection with the Participant’s participation in the Plan.

HONG KONG

Terms and Conditions

Form of Settlement. Notwithstanding any discretion contained in the Plan or anything to the contrary in the Agreement, the RSUs shall be settled in Shares only (and shall not be settled in cash).

Sale Restriction. Any Shares received at vesting are accepted as a personal investment. In the event that the RSUs vest and Shares are issued to the Participant (or the Participant’s heirs) within six (6) months of the Date of Grant, the Participant (or the Participant’s heirs) agrees that the Shares will not be offered to the public or otherwise disposed of prior to the six-month anniversary of the Date of Grant.

Notifications

Securities Law Information. WARNING: The contents of this document have not been reviewed by any regulatory authority in Hong Kong. The Participant should exercise caution in relation to the offer. If the Participant is in any doubt about any of the contents of this document, the Participant should obtain independent professional advice. Neither the grant of the RSUs nor the issuance of Shares upon vesting of the RSUs constitutes a public offering of securities under Hong Kong law and is available only to employees of the Company and its Affiliates. This Agreement, the Plan and other incidental communication materials distributed in connection with the RSUs (i) have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong, and (ii) are intended only for the personal use of each eligible employee of the Company or its Affiliates and may not be distributed to any other person.

INDIA

Notifications

Exchange Control Information. Due to exchange control restrictions in India, the Participant may be required to repatriate any proceeds from the sale of Shares acquired under the Plan to India and proceeds from the receipt of any dividends within such time as prescribed under applicable Indian exchange control laws, as may be amended from time to time. Indian resident Participants must obtain a foreign inward remittance certificate (“FIRC”) from the bank where the Participant deposits the funds and must maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Employer requests proof of repatriation. Further, the Participant agrees to provide any information that may be required by the Company or the Employer to enable them to make any applicable filings they may have under exchange control laws in India. The Participant is personally responsible for complying with exchange control laws in India, and neither the Company nor the Employer will be liable for any fines or penalties resulting from the Participant’s failure to comply with applicable laws. The Participant should consult with the Participant’s personal advisor(s) regarding any personal legal, regulatory or foreign exchange obligations the Participant may have in connection with the Participant’s participation in the Plan.

Foreign Asset/Account Reporting Information. Indian residents are required to declare any foreign bank accounts and assets (including Shares acquired under the Plan) on the Participant’s annual tax return. Increased penalties for failing to report these assets/accounts have been implemented. The Participant should consult with the Participant’s personal advisor(s) regarding any personal foreign asset/foreign account tax obligations the Participant may have in connection with the Participant’s participation in the Plan.

ISRAEL
Notifications

Sale Restriction. The Participant understands and agrees, at the Company’s discretion and instruction, any or all of the Shares issued upon vesting may be immediately sold upon vesting for tax compliance purposes. If the Shares are not immediately sold upon vesting, the Participant understands and agrees that any Shares acquired upon the vesting and settlement of RSUs will be immediately sold upon the Participant’s Termination of Service (regardless of the reason for termination) The Participant agrees that the Company is authorized to instruct the Agent to assist with the mandatory sale of such Shares (on the Participant’s behalf pursuant to this authorization), and the Participant expressly authorizes the Agent to complete the sale of such Shares. The Participant also agrees to sign any agreements, forms and/or consents that may be reasonably requested by the Company (or the Agent) to effectuate the sale of the Shares and shall otherwise cooperate with the Company with respect to such matters. The Participant acknowledges that the Agent is under no obligation to arrange for the sale of the Shares at any particular price. Due to fluctuations in the Share price and/or applicable exchange rates between the vesting date and (if later) the date on which the Shares are sold, the amount of proceeds ultimately distributed to the Participant may be more or less than the market value of the Shares on the date of the taxable event (which is the amount relevant to determining the Participant’s Withholding Obligations liability). The Participant understands and agrees that the Company is not responsible for the amount of any loss the Participant may incur and that the Company assumes no liability for any fluctuations in the Share price and/or any applicable exchange rate. Upon the sale of the Shares, the Company agrees to pay the cash proceeds from the sale (less any applicable Withholding Obligations, brokerage fees or commissions) to the Participant.

Notifications

Securities Law Information. The grant of the RSUs under the Plan is being made pursuant to an exemption from the requirement to file and publish a prospectus in Israel regarding the Plan obtained from the Israeli Securities Authority. Copies of the Plan and the Form S-8 registration statement for the Plan filed with the U.S. Securities and Exchange Commission will be made available by request. Alternatively, copies of the Plan and the Form S-8 registration statement for the Plan filed with the U.S. Securities and Exchange Commission will be available on https://www.sec.gov/Archives/edgar/data/2030781/000119312525031343/d931257ds8.htm.

ITALY

Terms and Conditions

Plan Document Acknowledgment. In accepting the grant of the RSUs, the Participant acknowledges that the Participant has received a copy of the Plan and the Agreement, has reviewed the Plan and this Agreement in their entirety and fully understands and accepts all provisions of the Plan and this Agreement.

The Participant acknowledges that the Participant has read and specifically and expressly approves the following Sections of the Agreement: Section 2 (Vesting of RSUs); Section 4 (Settlement of RSUs); Section 6 (Tax Withholding); Section 11 (No Right to Continued Employment, Service or Awards); Section 19 (Governing Law and Venue); and the “All Non-U.S. Countries” provisions included in this Addendum A.

NOTIFICATIONS

Foreign Asset/Account Reporting Information. If the Participant is an Italian resident and, during any fiscal year, holds investments or financial assets outside of Italy (e.g., cash, Shares) which may generate income taxable in Italy, the Participant is required to report such investments or assets on the Participant’s annual tax return (on UNICO Form, RW Schedule, or on a special form if the Participant is not required to file a tax return). These reporting obligations will apply to the Participant if the Participant is the beneficial owner of foreign financial assets under Italian money laundering provisions. Further, the value of the financial assets held outside of Italy (including Shares) by Italian residents is subject to a foreign asset tax. The taxable amount will be the fair market value of the financial assets (i.e., Shares acquired under the Plan) assessed at the end of the calendar year. The Participant should consult with the Participant’s personal advisor(s) regarding any personal foreign asset/foreign account tax obligations the Participant may have in connection with the Participant’s participation in the Plan.
JAPAN

Notifications

Foreign Asset/Account Reporting Information. Japanese residents holding assets outside of Japan with a value exceeding ¥50,000,000 (as of December 31 each year) are required to comply with annual tax reporting obligations with respect to such assets. Such report will be due by June 30 of the following year (or such other time as may be required by the Japanese authorities). The Participant should consult with the Participant’s personal advisor(s) regarding any personal foreign asset/foreign account tax obligations the Participant may have in connection with the Participant’s participation in the Plan.

Exchange Control Information. If the Participant acquires Shares valued at more than ¥100,000,000 in a single transaction, the Participant must file a Securities Acquisition Report with the Ministry of Finance through the Bank of Japan within 20 days after the acquisition of the Shares. The Participant should consult with the Participant’s personal advisor(s) regarding any personal legal, regulatory or foreign exchange obligations the Participant may have in connection with the Participant’s participation in the Plan.

MEXICO

Terms and Conditions

Labor Law Policy and Acknowledgment. By accepting the Award, the Participant expressly recognizes that SailPoint, Inc, with registered offices at 11120 Four Points Drive, Suite 100, Austin, TX 78726 USA, is solely responsible for the administration of the Plan and that the Participant’s participation in the Plan and acquisition of Shares do not constitute an employment relationship between the Participant and the Company since the Participant is participating in the Plan on a wholly commercial basis and the Participant’s sole Employer is SailPoint Technologies Mexico, S.A. de C.V. (“SailPoint Mexico”). Based on the foregoing, the Participant expressly recognizes that the Plan and the benefits that the Participant may derive from his or her participation in the Plan do not establish any rights between the Participant and SailPoint Mexico, and do not form part of the employment conditions and/or benefits provided by SailPoint Mexico and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of the Participant’s employment.

The Participant further understands that his or her participation in the Plan is a result of a unilateral and discretionary decision of the Company; therefore, the Company reserves the absolute right to amend and/or discontinue the Participant’s participation at any time without any liability to the Participant.

Finally, the Participant hereby declares that he or she does not reserve any action or right to bring any claim against the Company for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and the Participant therefore grants a full and broad release to the Company, its Affiliates, branches, representation offices, its shareholders, officers, agents or legal representatives with respect to any claim that may arise.

Plan Document Acknowledgment. By accepting the Award, the Participant acknowledges that he or she has received a copy of the Plan, has reviewed the Plan and the Agreement in their entirety and fully understands and accepts all provisions of the Plan and the Agreement. In addition, by accepting the Award, the Participant acknowledges that he or she has read and specifically and expressly approves the terms and conditions in the “Nature of the Grant” provision of this Addendum A, in which the following is clearly described and established: (i) participation in the Plan does not constitute an acquired right; (ii) the Plan and participation in the Plan is offered by the Company on a wholly discretionary basis; (iii) participation in the Plan is voluntary; and (iv) neither the Company, the Employer nor any Affiliate is responsible for any decrease in the value of the Shares underlying the Award.

Política de la Ley Laboral y Reconocimiento. Al aceptar el Premio, el Participante reconoce expresamente que SailPoint, Inc., con oficinas registradas ubicadas a 11120 Four Points Drive, Suite 100, Austin, TX 78726 USA, es el único responsable de la administración del Plan y que participación del Participante en el mismo y la adquisición de Acciones no constituye de ninguna manera una relación laboral entre el Participante y la Compañía, debido a que la participación de esa persona en el Plan deriva únicamente de una relación comercial y el único Patrón del participante es SailPoint Technologies Mexico, S.A. de C.V. (“SailPoint Mexico”). Derivado de lo anterior, el Participante reconoce expresamente que el Plan y los beneficios que pudieran derivar para el Participante por su participación en el mismo, no establecen ningún derecho entre el Participante y SailPoint Mexico, y no forman parte de las condiciones laborales y/o prestaciones otorgadas por SailPoint Mexico, y cualquier modificación al Plan o la terminación del mismo de ninguna manera podrá ser interpretada como una modificación o detrimento de los términos y condiciones de trabajo del Participante.
Asimismo, el Participante reconoce que su participación en el Plan es resultado de la decisión unilateral y discrecional de la Compañía, por lo tanto, la Compañía se reserva el derecho absoluto para modificar y/o discontinuar la participación del Participante en cualquier momento, sin ninguna responsabilidad hacia el Participante.
Finalmente el Participante manifiesta que no se reserva ninguna acción o derecho que ejercitar en contra de la Compañía, por cualquier compensación o daños o perjuicios en relación con cualquier disposición del Plan o de los beneficios derivados del mismo, y en consecuencia exime amplia y completamente a la Compañía, sus Afiliadas, sucursales, oficinas de representación, sus accionistas, administradores, agentes y representantes legales con respecto a cualquier reclamo que pudiera surgir.

Reconocimiento de Documentos del Plan. Al aceptar el Premio, el Participante reconoce que ha recibido una copia del Plan, que ha revisado el Plan y el Acuerdo en su totalidad y entiende y acepta los términos del Plan y del Acuerdo. Adicionalmente, al aceptar el Premio, el Participante reconoce que ha leído y específica y expresamente aprueba los términos y condiciones denominado “Naturaleza de la Concesión” donde claramente se establece que (i) la participación en el Plan no constituye un derecho adquirido, (ii) el Plan y la participación en el Plan es ofrecido por la Compañía en forma totalmente discresional; (iii) la participación en el Plan es voluntaria; y (iv) ni la Compañía ni el Patrón ni su Afiliada es responsable por el decremento en el valor de las acciones del Premio respectivo.

Notifications

Securities Law Information. The Award and any Shares acquired under the Plan have not been registered with the National Register of Securities maintained by the Mexican National Banking and Securities Commission and cannot be offered or sold publicly in Mexico. In addition, the

Plan, the Agreement and any other document relating to the Award may not be publicly distributed in Mexico. These materials are addressed to the Participant because of Participant’s existing relationship with the Company or one of its Affiliates, and these materials should not be reproduced or copied in any form. The offer contained in these materials does not constitute a public offering of securities, but rather constitutes a private placement of securities addressed specifically to individuals who are present employees of the Company or one of its subsidiaries or affiliates made in accordance with the provisions of the Mexican Securities Market Law, and any rights under such offering shall not be assigned or transferred.

NETHERLANDS

There are no jurisdiction-specific provisions.

NORWAY

Notifications

Exchange Control Information. In general, Norwegian residents should not be subject to any foreign exchange requirements in connection with their acquisition or sale of Shares under the Plan, except normal reporting requirements to the Norwegian Currency Registry. If any transfer of funds into or out of Norway is made through a Norwegian bank, the bank will make the registration. The Participant should consult with the Participant’s personal advisor(s) regarding any personal legal, regulatory or foreign exchange obligations the Participant may have in connection with the Participant’s participation in the Plan.

Foreign Asset/Account Reporting Information. Norwegian residents may be subject to foreign asset reporting as part of their ordinary tax return. Norwegian banks, financial institutions, limited companies etc. must report certain information to the Tax Administration. Such information may then be pre-completed in a Norwegian resident’s tax return. The Participant should consult with the Participant’s personal advisor(s) regarding any personal foreign asset/foreign account tax obligations the Participant may have in connection with the Participant’s participation in the Plan.

SINGAPORE

Terms and Conditions

Restrictions on Sale and Transferability. The Participant hereby agrees that any Shares acquired pursuant to the RSUs will not be offered for sale in Singapore prior to the six-month anniversary of the Date of Grant, unless such sale or offer is made pursuant to the exemptions under Part XIII Division 1 Subdivision (4) (other than section 280) of the Securities and Futures Act (Chap. 289, 2006 Ed.) (“SFA”) or pursuant to, and in accordance with the conditions of, any other applicable provision(s) of the SFA.

Securities Law Information. The grant of RSUs is being made in reliance on section 273(1)(f) of the SFA, on which basis it is exempt from the prospectus and registration requirements under the SFA, and is not made to the Participant with a view to the RSUs or the underlying Shares being subsequently offered for sale to any other party. The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore.

Notifications

Director Notification Requirement. Directors (including alternate, substitute or shadow directors) of a Singapore Subsidiary or Affiliate are subject to certain notification requirements under the Singapore Companies Act. Directors must notify the Singapore Subsidiary or Affiliate in writing of an interest (e.g., RSUs, Shares, etc.) in the Company or any related company within two business days of (i) its acquisition or disposal, (ii) any change in a previously-disclosed interest (e.g., upon vesting of the RSUs or when Shares acquired under the Plan are subsequently sold), or (iii) becoming a director.

SOUTH KOREA

Notifications

Foreign Asset/Account Reporting Information. Korean residents must declare all foreign financial accounts (i.e., non-Korean bank accounts, brokerage accounts, etc.) to the Korean tax authority and file a report with respect to such accounts if the monthly balance of such accounts exceeds KRW 500,000,000 (or an equivalent amount in foreign currency) on any month-end date during a calendar year. The Participant should consult with the Participant’s personal advisor(s) regarding any personal foreign asset/foreign account tax obligations the Participant may have in connection with the Participant’s participation in the Plan.

Exchange Control Information. Korean residents who sell Shares acquired under the Plan may have to file a report with a Korean foreign exchange bank, provided the proceeds are in excess of USD 5,000 (per transaction) and deposited into a non-Korean bank account. A report may not be required if proceeds are deposited into a non-Korean brokerage account. It is the Participant’s responsibility to ensure compliance with any applicable exchange control reporting obligations. The Participant should consult with his or her personal legal advisor(s) to understand what requirements apply to the Participant and to ensure that the Participant is properly complying with applicable reporting requirements in Korea.

SPAIN

Terms and Conditions

Nature of Grant. The following provision supplements the Nature of Grant section of this Addendum A:

In accepting the grant of RSUs, the Participant consents to participation in the Plan and acknowledges that the Participant has received a copy of the Plan.

The Participant understands that the Company has unilaterally, gratuitously and in its sole discretion decided to grant RSUs to individuals who may be employees of the Company or an Affiliate throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that (i) any grant will not economically or otherwise bind the

Company or any Affiliate on an ongoing basis other than as stated in this Agreement; (ii) the RSUs and any Shares to be issued upon vesting of the RSUs are not part of any employment contract (either with the Company or any Affiliate) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right; and (iii) unless otherwise provided for in this Agreement, the RSUs will cease vesting upon the Participant’s Termination of Service (as further described in the paragraph below). Further, the Participant understands that the RSUs would not be granted to the Participant but for the assumptions and conditions referred to herein; thus, the Participant acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then the grant of the RSUs and any right to the Shares shall be null and void.

The Participant understands and agrees that, as a condition of the grant of the RSUs, unless otherwise provided in this Agreement, Termination of Service for any reason (including the reasons listed below) will automatically result in the loss of the RSUs that may have been granted to the Participant and that have not vested as of date of Termination of Service. In particular, the Participant understands and agrees that any unvested RSUs as of the date of Termination of Service will be forfeited without entitlement to the underlying Shares or to any amount of indemnification in the event of a Termination of Service by reason of, but not limited to, resignation, retirement, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without cause, individual or collective dismissal on objective grounds, whether adjudged or recognized to be with or without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Employer and under Article 10.3 of the Royal Decree 1382/1985.

Notifications

Securities Law Information. No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory in connection with the RSUs. The Plan and this Agreement have not been, nor will they be, registered with the Comisión Nacional del Mercado de Valores, and do not constitute a public offering prospectus.

Exchange Control Information. In the event that the Participant holds 10% or more of the share capital or voting rights of the Company or such other amount that would entitle the Participant to join the Board of Directors of the Company, the Participant generally must declare such holdings to the Spanish Direccion General de Comercio Internacional e Inversiones, the Bureau for Commerce and Investments, which is a department of the Ministry of Industry, Trade and Tourism within one month of the acquisition.

Foreign Asset/Account Reporting Information. Spanish residents holding rights or assets (e.g., Shares, cash, etc.) in a bank or brokerage account outside of Spain with a value in excess of €50,000 per type of right or asset as of December 31 each year are required to report information on such rights and assets on the Participant’s tax return for such year. Shares acquired under the Plan constitute securities for purposes of this requirement, but unvested rights (e.g., RSUs) are not considered assets or rights for purposes of this requirement. After such shares or accounts are initially reported, the reporting obligation will apply for subsequent years only if the value of any previously reported shares or accounts increases by more than €20,000 as of each subsequent

December 31, or if the Participant sells Shares or cancels bank accounts that were previously reported. The Participant should consult with the Participant’s personal advisor(s) regarding any personal legal, regulatory or foreign exchange obligations the Participant may have in connection with the Participant’s participation in the Plan.

SWEDEN

Terms and Conditions

Tax Obligations. The following provision supplements Section 6 (Tax Withholding) of the Agreement: Without limiting the Company’s and the Employer’s authority to satisfy their Withholding Obligation as set forth in Section 6 (Tax Withholding) of the Agreement, in accepting the RSUs, the Participant authorizes the Company and/or the Employer to withhold Shares or to sell Shares otherwise deliverable to the Participant upon vesting/settlement to satisfy Withholding Obligations, regardless of whether the Company and/or the Employer have an obligation to withhold such Withholding Obligations.

SWITZERLAND

Notifications

Securities Law Information. The RSUs are not intended to be publicly offered in or from Switzerland. Because the offer of the RSUs is considered a private offering, it is not subject to registration in Switzerland. Neither this document nor any other materials relating to the RSUs or the Plan (i) constitute a prospectus according to articles 35 et seq. of the Swiss Federal Act on Financial Services (“FinSA”), (ii) may be publicly distributed nor otherwise made publicly available in Switzerland to any person other than an employee of the Company or an Affiliate or (iii) has been or will be filed with, approved or supervised by any Swiss reviewing body according to article 51 FinSA or any Swiss regulatory authority (in particular the Swiss Financial Market Supervisory Authority).

TAIWAN

Notifications

Securities Law Information. The offer of participation in the Plan is available only for employees of the Company and its Affiliates and is not a public offer of securities by a Taiwanese company.

Exchange Control Information. Taiwanese residents may acquire and remit foreign currency (including proceeds from the sale of Shares) through an authorized foreign exchange bank up to US$10,000,000 per year without justification. If the transaction amount is TWD500,000 or more in a single transaction, the resident must submit a Foreign Exchange Transaction Form and provide supporting documentation to the satisfaction of the remitting bank. The Participant should consult with the Participant’s personal advisor(s) regarding any personal legal, regulatory or foreign exchange obligations the Participant may have in connection with the Participant’s participation in the Plan.

UNITED ARAB EMIRATES

Notifications

Securities Law Information.

The offer of the RSUs is available only for select employees of the Company and its Affiliates and is in the nature of providing employee incentives in the United Arab Emirates. The Plan and this Agreement are intended for distribution only to such Participants and must not be delivered to, or relied on by, any other person. Prospective purchasers of the securities offered (i.e., the RSUs) should conduct their own due diligence on the securities. The Emirates Securities and Commodities Authority has no responsibility for reviewing or verifying any documents in connection with this statement, including the Plan and this Agreement or any other incidental communication materials distributed in connection with the RSUs. Further, no United Arab Emirates authority has approved this statement nor taken steps to verify the information set out in it, and has no responsibility for it. If the Participant has any questions regarding the contents of the Plan and this Agreement, the Participant should obtain independent professional advice.

UNITED KINGDOM

Terms and Conditions

Form of Settlement. Notwithstanding any discretion contained in the Plan or anything to the contrary in the Agreement, the RSUs shall be settled in Shares only (and shall not be settled in cash).

Tax Obligations. The following provision supplements Section 6 (Tax Withholding) of the Agreement: Without limitation to this Section 6 (Tax Withholding) of the Agreement, the Participant hereby agrees that the Participant is liable for all Withholding Obligations and hereby covenants to pay all such Withholding Obligations, as and when requested by the Company or (if different) the Employer or by HM Revenue & Customs (“HMRC”) (or any other tax authority or any other relevant authority). The Participant also hereby agrees to indemnify and keep indemnified the Company and (if different) the Employer against any Withholding Obligation that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on the Participant’s behalf. Notwithstanding the foregoing, if the Participant is an executive officer or director of the Company (within the meaning of Section 13(k) of the Exchange Act), the Participant understands that the Participant may not be able to indemnify the Company or the Employer for the amount of any Withholding Obligation not collected from or paid by the Participant because the indemnification could be considered to be a loan. In this case, any income tax not collected or paid from the Participant within any required timeframe may constitute a benefit to the Participant on which additional income tax and employee National Insurance contributions (“NICs”) may be payable. The Participant understands that the Participant will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying the Company and/or the Employer (as appropriate) the amount of employee NICs due on this additional benefit which the Company and/or the Employer may recover from the Participant by any of the means set forth in this Agreement.